Exhibit 99.1

Netcapital Announces Intention to Complete a Reverse Stock Split at Special Stockholder Meeting

Boston, May 24, 2024 — Netcapital Inc. (the “Company”) (NASDAQ: NCPL, NPCLW), a digital private capital markets ecosystem, intends to file a proxy statement with the Securities and Exchange Commission on or about May 28, 2024 in connection with a special meeting of stockholders to be held on July 24, 2024. The proxy statement will include a proposal for a reverse stock split of its issued and outstanding shares of common stock at a ratio in the range of 1-for-2 to 1-for-100, with the exact range to be determined the Company’s board of directors.

The reverse stock split to be proposed to the Company’s stockholders in the proxy statement is intended to resolve the issue raised in notice the Company received from The Nasdaq Stock Market LLC (the “Nasdaq”) on September 1, 2023 regarding the Company’s non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Specifically, Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The Company initially had 180 calendar days, or until by February 28, 2024, to regain compliance with the minimum bid price requirement. The Company was unable to regain compliance with the minimum bid price requirement by February 28, 2024. On February 29, 2024, the Company received a letter (the “Extension Notice”) from Nasdaq notifying the Company that its request for an extension to regain compliance with the minimum bid price requirement has been granted, and the Company has an additional 180 calendar days, or until August 26, 2024, to regain compliance with the minimum bid price requirement. Nasdaq’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

The Company can regain compliance at any time within the second compliance period, the closing bid price of the Company’s common stock is at least $1 for a minimum of ten consecutive business days.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal Inc. is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to file and disseminate a proxy statement with respect to a special meeting of the Company’s stockholders and to effect a reverse stock split if approved by the Company’s stockholders. These statements are based on the current expectations of the Company’s management and are not predictions of actual events and circumstances. All forward-looking statements are difficult or impossible to predict and will differ from assumptions, and many actual events and circumstances are beyond the control of the Company. In particular, although the Company intends to return to compliance with the Nasdaq’s continued listing standards, there can be no assurance that the company will be able to do so, whether as a result of the company’s inability to obtain stockholder approval for the reverse stock split or a further decline in the company’s stock price. In addition, the failure of the company to remain in compliance with other Nasdaq listing standards could also result in a delisting of the Company’s common stock from the Nasdaq. The Company also reserves the right, in its discretion, to abandon the reverse stock split at any time prior to filing the applicable amendment to its certificate of incorporation with the Utah Secretary of State. Additional discussion of factors that could affect the company’s future results is contained in the Company’s periodic filings with the SEC. In addition, forward-looking statements reflect the Company’s expectations, plans, or forecasts of future events and views as of the date of this press release. the Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Additional Information for Stockholders

The Company encourages stockholders to read the definitive proxy statement (including any amendments or supplements) and other documents relating to the Special Meeting when they become available because they will contain important information. Stockholders may obtain a free copy of the definitive proxy statement (when filed) and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. When filed, the definitive proxy statement may also be obtained for free from the Company by directing a request to Netcapital Inc., 1 Lincoln Street, Boston, MA 02111, Attn: Secretary, Attention: Secretary, or at ir@netcapital.com.

Investor Contacts

800-460-0815

ir@netcapital.com

Dated May 28, 2024

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